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                                                                    EXHIBIT 99.1

Feb. 20, 2004

MPSC GRANTS DETROIT EDISON INTERIM RATE ORDER

         DETROIT -- The Michigan Public Service Commission (MPSC) today issued an interim rate order in response to Detroit Edison's June 2003 filing for a transitional rate plan.

         "The order is nearly 70 pages long and we have not yet had a chance to fully review it," said Michael Champley, DTE Energy senior vice president, Regulatory Affairs. "But by providing interim rate relief, the commission has acknowledged the critical nature of our rate request and we are thankful for their quick response."

         Champley characterized the order as directionally correct with its transition surcharge for electric users opting to participate in Michigan's Electric Choice program and the elimination of credits which subsidized Electric Choice customers.

         "The interim rate order does not and could not fix the structural flaws of Michigan's Electric Choice program," Champley said. "Lawmakers still need to take swift action to revise PA 141 and assure that Michigan's residents and businesses have affordable and reliable energy for years to come."

         Detroit Edison is an investor-owned electric utility serving 2.1 million customers in Southeastern Michigan and a subsidiary of DTE Energy (NYSE:DTE), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Information about DTE Energy is available at dteenergy.com.

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Lorie N. Kessler                                         Scott Simons
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